NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on September 5, 2006, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(2) That the entire class of this security was redeemed or paid at maturity or retirement on August 16, 2006. Each Corporate Unit consists of a purchase contract and, initially, $50 principal amount of Southern Union Company Senior Notes due August 16, 2008. Each purchase contract that is a component of an Equity Unit obligates the holder of the purchase contract to purchase, and obligates Southern Union Company to sell, on August 16, 2006, which the company refers to as the purchase contract settlement date, for $50 in cash, a number of newly issued shares of the company's common stock equal to the 'settlement rate'. The settlement rate will be calculated, subject to adjustment under the circumstances set forth in 'Description of the Purchase Contracts - Anti-Dilution Adjustments'. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on August 16, 2006.